NONQUALIFIED STOCK OPTION
                      PURSUANT TO THE SPARTECH CORPORATION
                          2004 EQUITY COMPENSATION PLAN

   Option No.: 2004-___
   Option Date:   ________, 20__
   Optionee:   ____________________
   Option Shares: ________
   Exercise Price:   $______ (US) per share  [to be not less than FMV on Option
   Date]
   Expiration Date:     5:00 p.m. St. Louis, Missouri time on ________, 20__
                        [to be 1 day before the 10th anniversary of the Option D ate]

   This Nonqualified Stock Option ("Option") is granted by Spartech Corporation ("Spartech") to the "Optionee" named above, as of the "Option Date" specified above, pursuant to the Spartech Corporation 2004 Equity Compensation Plan (as amended and in effect from time to time, the "Plan"). Capitalized terms not defined herein have the meanings given to them in the Plan.
   Subject to the terms and conditions set forth herein and the Plan, and subject to the Optionee's written acknowledgment and acceptance of the Option, Spartech hereby grants to the Optionee the right and option to purchase, by exercising the Option, all or any part of the number of shares of Spartech's common stock, $.75 par value per share (the "Common Stock") specified above (the "Option Shares"), at the price per share specified above (the "Exercise Price").
   The Option is subject to the terms of the Plan and to all of the terms and conditions contained above and in Exhibit A, which begins on the following page and which is a part of the Option. Among other things, Exhibit A contains important information on vesting and termination of the Option.

                        SPARTECH:   SPARTECH CORPORATION


                                    By:
                                       Bradley B. Buechler
                                       Chairman of the Board, President and
                                          Chief Executive Officer

                            *     *     *     *     *

   By signing below, the Optionee hereby acknowledges and accepts the grant of the Option subject to the terms set forth above and in the Plan, and acknowledges receipt of a copy of the Plan and the current Prospectus for the Option and the Option Shares.



                        OPTIONEE:

                                    EXHIBIT A
                                       TO
                            NONQUALIFIED STOCK OPTION


   1. Term and Termination of the Option. The Option is effective as of the Option Date. The Option will expire, terminating the Optionee's right to exercise it, automatically and without any requirement of notice to the Optionee, on the "Expiration Date" specified above; except that:
   (i) If the Optionee terminates his or her Employment prior to the Expiration Date for any reason except Disability or Retirement, the
      Option will expire immediately upon the termination of the Optionee's employment; or
   (ii) If Spartech terminates the Optionee's Employment prior to the Expiration Date for Cause, the Option will expire immediately upon the termination of the Optionee's employment; or
   (iii) If Spartech terminates the Optionee's Employment for any other reason except Disability or Retirement, the Option will expire one (1) year after the effective date of termination of the Optionee's employment, but in no event later than the Expiration Date; or
   (iv) In the event of the Optionee's death, the Option will expire one (1) year after the date of death, but in no event later than the Expiration Date; or
   (v) If the Optionee directly or indirectly engages in any Detrimental Activity (as defined below) either during the Optionee's Employment or within the one-year period after termination of the Optionee's
      Employment provided in Section 1(iii), the Option will expire upon written notice of termination given by Spartech to the Optionee, but in no event later than the Expiration Date.
   2. When the Option Becomes Exercisable. The Option will become exercisable ("vest") in installments at a rate of 25% of the total number of Option Shares on each of the first four (4) anniversaries of the grant date, on a cumulative basis; provided, however, that, subject to the above termination provisions:
   (i) The Option will immediately vest in full (A) upon the death of the Optionee, or (B) if the Optionee's Employment terminates because of Disability, or (C) in the event of a Change in Control;
   (ii)  The Option will continue to vest in accordance with the above schedule if the Optionee's Employment terminates by reason of the Optionee's Retirement; and
   (iii) Except as set forth above, no part of the Option will vest after the termination of the Optionee's Employment.
   3. Exercise of the Option. Subject to the other terms and conditions contained herein, the Option may be exercised only in the following manner:
   (a) Who May Exercise the Option. The Option may be exercised during the lifetime of the Optionee only by the Optionee or a permitted transferee of the Option registered as such on Spartech's books, and thereafter only by the personal representative of the Optionee or such permitted transferee or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee or such permitted transferee. Solely for purposes of Sections 3(b) and 3(c), the term "Optionee" shall include any person permitted to exercise the Option.
   (b) Method of Exercise. The Optionee shall deliver to Spartech's Chief Financial Officer or Director of Taxes or other representative designated or authorized by Spartech for such purpose, at Spartech's principal office, a written notice signed by the Optionee (the form of which may be prescribed by Spartech) specifying the number of Option Shares which the Optionee wishes to purchase pursuant to the Option and the method of payment, accompanied by:
   (i)   Payment of the Exercise Price as described in Section 3(c); plus
   (ii)  Payment of any required withholding taxes as described in Section
      3(d); plus
   (iii) Certificates for any shares surrendered in payment of the option price, or such other evidence of ownership and transfer of such shares as Spartech may require.
   (c) Payment of Exercise Price. The Optionee may pay the Exercise Price by any one or a combination of the following methods:
   (i) By delivering a certified or cashier's check in the amount of the Exercise Price; or
   (ii)  By delivering shares of Spartech common stock owned by the Optionee for at least six months preceding the exercise date and having a fair market value equal to the Exercise Price; or
   (iii) In lieu of such delivery, by attesting (in such form as Spartech may require) to the Optionee's ownership of deliverable shares of Spartech common stock owned by the Optionee for at least six months preceding the exercise date and having a fair market value equal to the Exercise Price, in which event the number of such shares shall be withheld from the Option Shares issued pursuant to the exercise; provided that such shares may not have been attested to for any similar purpose within the previous six months; or
   (iv)  If Spartech consents in advance, by authorizing a third party to sell a portion of the acquired Option Shares promptly on the open market and remit the sale proceeds to Spartech not later than the settlement date in payment of the Exercise Price.
   (d) Payment of Withholding Taxes. As a condition of the exercise of the Option, at or before the time of exercise the original Optionee shall pay, or make arrangements satisfactory to Spartech to assure the timely payment of, all federal and state taxes required to be withheld by Spartech as a result of the exercise. Such withholding taxes may be paid by any one or a combination of the following methods:
   (i) By delivering a certified or cashier's check in the amount of such taxes; or
   (ii)  By delivering shares of Spartech common stock owned by the Optionee for at least six months preceding the exercise date and having a fair market value equal to the amount of such taxes; or
   (iii) In lieu of such delivery, by attesting (in such form as Spartech may require) to the Optionee's ownership of deliverable shares of Spartech common stock owned by the Optionee for at least six months preceding the exercise date and having a fair market value equal to the amount of such taxes, in which event the number of such shares shall be withheld from the Option Shares issued pursuant to the exercise; provided that such shares may not have been attested to for any similar purpose within the previous six months; or
   (iv)  If Spartech consents in advance, by authorizing a third party to sell a portion of the acquired Option Shares promptly on the open market and remit the sale proceeds to Spartech not later than the settlement date in payment of such taxes; or
   (v) By the partial surrender and cancellation of the Option as to an aggregate number of shares of Spartech common stock which, if issued, would have a fair market value equal to the amount of such taxes;
      provided that no taxes in excess of the minimum amount of taxes required to be withheld by applicable laws or regulations may be paid by this method.
If for any reason payment is not made as aforesaid, Spartech may withhold the amount of any remaining withholding taxes from any other compensation due to the Optionee.
   (e) Fair Market Value. For the purposes of Sections 3(c) and 3(d), the "fair market value" of Spartech common stock means the closing price (i.e. excluding after-hours trading) on the New York Stock Exchange (or such other exchange as may then be the principal exchange for Spartech common stock) on the last day on which Spartech common stock was traded prior to the date the notice of exercise is received by Spartech.
   (f) Option Shares Not Issued Until Full Payment Received. The Option Shares shall not be deemed issued for any purpose except to permit a sale pursuant to Section 3(c)(iv) or 3(d)(iv), and certificates for the Option Shares shall not be delivered to the Optionee, until full payment has been received by Spartech; and the Optionee shall not have any right or status as a stockholder with respect to any Option Shares prior to their issuance.
   4. Restrictions on the Option and the Option Shares. The Option and Option Shares shall be subject to the following restrictions:
   (a) Limitations on Transfers. Neither the Option nor any interest or expectancy in the Option Shares prior to their issuance may be transferred in whole or in part except:
   (i)   By the Optionee's last will and testament; or pursuant to the laws of descent and distribution; or
   (ii) By gift or under a domestic relations order to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Optionee's household other than a tenant or employee, a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons or the Optionee control the management of assets, and any other entity in which these persons or the Optionee own more than fifty percent of the voting interests (collectively, "Family Members").
Spartech may require appropriate written evidence of such transfer as a condition of recording any such change of ownership on its books. Spartech shall not be required to recognize any such transfer until the transfer is duly recorded on its books.
   (b) No Pledges. Neither the Option nor any interest or expectancy in the Option Shares prior to exercise may be pledged, hypothecated, or otherwise used as collateral to secure the payment of any debt.
   (c) Spartech's Repurchase Rights. If, either during the Optionee's Employment or within one year after the termination of the Optionee's Employment (regardless of the reason for termination or which part initiates it), the Optionee directly or indirectly engages in any Detrimental Activity, Spartech shall have the right to repurchase from the Optionee any Option Shares acquired pursuant to exercise of the Option, subject to the limitations below, at a price equal to the Exercise Price of such Option Shares without regard to any tax effects of the exercise or the repurchase. This repurchase right shall only apply to Option Shares acquired pursuant to the Option within one year preceding Spartech's notice to the Optionee of its exercise of the right, and only to Option Shares still owned by the Optionee, and to exercise the right, Spartech must give the Optionee written notice of its election to exercise the right, specifying the nature of the Detrimental Activity, not later than one year after termination of the Optionee's Employment.
   5. Additional Definitions.  For purposes of the Option:
   (a)   "Cause" means any of the following:
   (i)   Conviction of a misdemeanor involving physical harm, moral turpitude, fraud or misappropriation, or conviction of any felony; or
   (ii)  Dishonesty or theft materially adversely affecting Spartech's assets, business reputation or standing in the community; or
   (iii) Drunkenness or drug abuse in violation of Spartech policies or affecting the Optionee's performance of his or her usual and customary employment duties or materially adversely affecting Spartech's assets, business reputation or standing in the community; or
   (iv)  The failure of the Optionee, within ten days after receipt of written notice thereof from his or her supervisor, to correct, cease or otherwise alter any failure to comply with Spartech's lawful policies or instructions concerning the Optionee's employment; or
   (v)   Any other act or circumstance constituting "cause" under any applicable employment contract or collective bargaining agreement, or constituting "cause" under common law if the act or circumstance is determined by Spartech's Board of Directors ("Board") or Chief
      Executive Officer to have a substantial likelihood of materially adversely affecting Spartech's assets or business, or, if it is or were to become publicly known, Spartech's business reputation or standing in the community.
For purposes of this definition, "Spartech" includes any of Spartech's subsidiaries.
   (b)   "Change in Control" means:
   (i) The occurrence of the "Distribution Date" as such term is defined in the Rights Agreement dated as of April 2, 2001 between Spartech and
      Mellon Investor Services LLC (the "Rights Agreement"); or
   (ii)  If the "Redemption Date" or the "Final Expiration Date," as such terms are defined in the Rights Agreement, has occurred, either (A) the acquisition by any person, entity or group (within the meaning of
      Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of
      1934) other than an institutional investor holding its interest purely for passive investment purposes, or a Spartech employee benefit plan, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 15% or more of the combined voting power of all Spartech's then outstanding voting securities, or (B) the acquisition by any person, entity or group (within the meaning of
      Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of
      1934) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of the combined voting power of all Spartech's then outstanding voting securities;
      unless prior to any such acquisition the Board has approved such acquisition and determined that it in the best interests of Spartech and its shareholders; or
   (iii) The approval by the Board of any merger, consolidation or other transaction involving Spartech, or of any one of a series of related transactions, as a result of which (A) Spartech would not be the surviving corporation, or (B) the holders of the Common Stock immediately prior to such transaction would not own at least a majority of the voting power of Spartech immediately after the transaction in substantially the same relative proportions as they owned Common Stock immediately prior to the transaction, or (C) the common stock would be converted into cash or other securities of Spartech other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or
   (iv) The commencement of any tender offer subject to Section 14(d) of the Securities Exchange Act of 1934 and the rules thereunder for 20% or more of the Common Stock; if the person making such offer could own 50%
      or more of the Common Stock when the tender offer terminates; or
   (v) Any change or changes in the composition of the Board within any two-year period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the
      Board or nomination for election by Spartech's shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the
      Board.
   (c) "Detrimental Activity" means any of the following, unless done with the express written consent of Spartech:
   (i)   Engaging in, owning or controlling any interest in (except as a passive investor in publicly held companies in which the Optionee has less than a one percent interest), or acting as a director, officer or employee of or a consultant to, any company directly or indirectly engaged as a material part of its business in a business substantially similar to that operated by Spartech or any of its subsidiaries in the territories where Spartech or any of its subsidiaries manufactures or distributes its products; or
   (ii)  In competition with Spartech or any of its subsidiaries, soliciting the business of any customer of Spartech or any of its subsidiaries; or
   (iii) Inducing or attempting to induce any employee of Spartech or any of its subsidiaries to leave his or her Employment, or employing or offering to employ any former employee of Spartech or any of its subsidiaries within three (3) months after any termination of his or her Employment; or
   (iv) Disclosing to anyone outside Spartech, or using in other than Spartech's business, any confidential information of Spartech or its subsidiaries relating to their business, acquired by the Optionee either during or after his or her Employment; or
   (v)   Refusing to disclose promptly and to assign to Spartech at its request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during his or her Employment, relating in any manner to the actual or anticipated business, research or development work of Spartech, or refusing to do anything reasonably requested by Spartech to enable it to secure a patent where appropriate in the United States and in other countries;
      or
   (vi) Engaging in activity that results in termination of the Optionee's Employment for Cause.
   (d) "Disability" means, in Spartech's sole discretion, either (A) the Optionee's permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code and as determined consistent with the Code and the regulations thereunder, or (B) a physical or mental condition which renders the Optionee incapable of continuing his or her usual and customary employment for a continuous period of 120 days, or for shorter periods aggregating 180 days or more in any consecutive period of 240 days, which may be determined conclusively for purposes of the Option by a licensed physician chosen by Spartech, or (C) the commencement of payment of permanent disability benefits under any disability insurance policy maintained for the benefit of the Optionee.
   (e) "Employment" means substantially full-time employment by Spartech or a subsidiary. In this regard, the transfer of the Optionee's employment between Spartech and a subsidiary or between subsidiaries shall not be deemed to be a termination of Employment. Moreover, the Optionee's Employment shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or authorized vacation or temporary leaves of absence from active employment granted by Spartech or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Optionee returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Committee's determination in good faith regarding whether a termination of Employment has occurred shall be conclusive.
   (f) "Retirement" means the permanent withdrawal of the Optionee from the conduct of regular, active business activities, on or after the Optionee reaches the age of 60. Retirement does not preclude part-time employment, consulting, service as a non-employee director, passive activities such as the management of the Optionee's investments, or other activities expressly approved by Spartech's Chief Executive Officer. For purposes of Section 1, if an Optionee whose Employment has terminated by reason of Retirement subsequently engages in business activities inconsistent with Retirement, the Option shall be construed as if the Optionee had voluntarily terminated his or her Employment on the date such subsequent business activities commence.
   6. Securities Law Restrictions. The Optionee agrees that if at the time of acquisition or delivery of any Option Shares issued hereunder the sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the "Act"), the Optionee will acquire the Option Shares for the Optionee's own account and without a view to resale or distribution in violation of the Act or any other securities law, and that the Optionee will enter into such written representations, warranties and agreements as Spartech may reasonably request in order to comply with the Act or any other securities law or with the Option.
   7. Reorganization of Spartech; Adjustment of Option Shares. The existence of the Option shall not affect in any way the right or power of Spartech or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Spartech's capital structure or its business, or any merger or consolidation of Spartech, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Option Shares or the rights thereof, or the dissolution or liquidation of Spartech, or any sale or transfer of all or any part of Spartech's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if the Common Stock is subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or other securities, whether through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if Spartech shall issue common stock or other securities as a dividend or upon a stock split, then for all purposes, references herein to Common Stock or to Option Shares shall mean and include all securities or other property (other than cash) that holders of the Common Stock are entitled to receive in respect of the Common Stock by reason of each such event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Option Shares. Any such adjustment shall be made without change in the total Exercise Price applicable to the unexercised portion of the Option, but in computing any adjustment hereunder, any fractional share or other security which might otherwise become subject to issuance may be eliminated. Any adjustments pursuant to this section may be determined by the Committee, whose determination as to what, if any, adjustment shall be made shall be final, binding and conclusive.
   8. No Guarantee of Employment or Other Contract Right. The Option is not a contract of employment, and neither the Option nor the Plan shall confer upon the Optionee any right with respect to continuance of Employment or other service with Spartech or any subsidiary, or interfere in any way with any right Spartech or any subsidiary would otherwise have to terminate the Optionee's Employment or other service. Receipt of the Option shall not be deemed to create a right to receive any future incentive award, and shall not constitute an acquired labor right for purposes of any foreign law. The Option is not a part of the Optionee's salary or wages and shall not afford the Optionee any additional right to severance payments or other termination awards or compensation under any Spartech policy or any domestic or foreign law as a result of the termination of the Optionee's employment for any reason whatsoever.
   9. Amendment and Termination. No amendment or termination of the Option which would impair the rights of the Optionee may be made without the written consent of the Optionee. No amendment or termination of the Plan may impair the rights of the Optionee under the Option without the written consent of the Optionee.
   10. Severability. If any provision of the Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of the Option, and the Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
   11. Governing Law. The Option shall be construed in accordance with the laws of the State of Missouri.


                                End of Exhibit A